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                   PERFORMANCE STOCK AWARD GRANT AGREEMENT


   THIS PERFORMANCE STOCK AWARD GRANT AGREEMENT (the "Agreement"), by and between TWIN DISC, INCORPORATED (the "Company") and _________________________ (the "Employee") is dated this 15th day of October 2004, to memorialize an award of performance stock of even date herewith.

   WHEREAS, the Company adopted an Stock Incentive Plan in 2004 (the "Plan") whereby the Compensation Committee of the Board of Directors (the "Committee") is authorized to grant performance stock awards that entitle an employee of the Company receiving such award to shares of common stock of the Company if the Company achieves a predetermined performance objective; and

   WHEREAS, the Committee has determined it to be in its best interests of the Company to grant the Employee a performance stock award as an inducement to achieve the below described performance objective.

   NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto agree as follows:

   1. Performance Stock Award Grant. Subject to the terms of the Plan, a copy of which has been provided to the Employee and is incorporated herein by reference, the Company hereby grants Employee a performance stock award, such performance stock award shall entitle the Employee to receive ______ shares of the Company's common stock (the "Shares") if the Company achieves ______________ ($___________) in consolidated annual revenue in the fiscal year beginning on July 1, 2006 and ending on June 30, 2007 (the "Performance Objective"), subject to the terms and conditions and restrictions set forth below.

   2. Price Paid by Employee. The price to be paid by the Employee for the shares granted shall be No Dollars ($ 0.00 ) per share.

   3. Termination of Employment. If the employment of the Employee shall terminate prior to attaining the Performance Objective, the performance stock awards granted shall be forfeited.

   4. Death/Disability. If the Employee dies or becomes permanently disabled prior to attaining the Performance Objective, the performance stock awards granted shall be forfeited. The Committee shall conclusively determine whether an Employee shall be considered permanently disabled for purposes of this performance stock award.

   5. Change of Control. Notwithstanding Sections 3 and 4 above, if an event constituting a Change in Control of the Company occurs and the Employee thereafter terminates employment for any reason, then the performance stock award granted hereunder shall immediately vest and the Shares of the Company underlying the award shall be delivered as if the Performance Objective had been fully achieved, regardless of whether termination of employment is by the Employee, the Company or otherwise. Employee's continued employment with the Company, for whatever duration, following a Change in Control of the Company shall not constitute a waiver of the Employee's rights with respect to this
Section 5.

   For purposes of this Section 5, a "Change in Control of the Company" shall be deemed to occur in any of the following circumstances:

   (a) if there occurs a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether or not the Company is then subject to such reporting requirement;

   (b) if any "person" (as defined in Sections 13(d) and 14(d) of the Exchange
       Act) other than Michael Batten or any member of his family (the "Batten Family"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

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   (c) if during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

   (d) if the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

   6. No Rights of Shareholder. Until the Performance Objective is met, the performance stock award grant shall not entitle the Employee any rights of a shareholder, including the right to receive dividends or to vote the Shares. In the event that the Performance Objective is met, the Shares of the Company shall be issued to the Employee whose performance stock award has not been forfeited, and a certificate representing the Shares shall be delivered to the Employee.

   7. Employment Status. Neither this Agreement nor the Plan impose on the Company any obligation to continue the employment of the Employee.

                                     TWIN DISC, INCORPORATED

                                     By:____________________________________
                                     Its:___________________________________

                                     EMPLOYEE:

                                     _______________________________________